                                                                      EXHIBIT 2






                           MERGER PURCHASE AGREEMENT

                                     AMONG

                            AM INTERNATIONAL, INC.,
                             8044 ACQUISITION, INC.

                                      AND

                           8044 ACQUISITION SUB INC.



                          DATED AS OF OCTOBER 29, 1996

                              TABLE OF CONTENTS



                                                                                      Page
                                                                                      ----
1.   Definitions                                                                         1

2.   Basic Transaction                                                                   5
     (a)   The Merger                                                                    5
     (b)   The Closing                                                                   5
     (c)   Actions at the Closing and on the Closing Date                                5
     (d)   Effect of Merger                                                              5
     (e)   Procedure for Payment                                                         6
     (f)   Closing of Transfer Records                                                   8

3.   Representations and Warranties of the Target                                        8
     (a)   Organization, Qualification, and Corporate Power                              8
     (b)   Capitalization                                                                8
     (c)   Authorization of Transaction                                                  8
     (d)   Noncontravention                                                              9
     (e)   Filings with the SEC                                                          9
     (f)   Financial Statements                                                         10
     (g)   Events Subsequent to July 31, 1996                                           10
     (h)   Undisclosed Liabilities                                                      10
     (i)   Brokers' Fees                                                                10
     (j)   Insurance                                                                    10
     (k)   Litigation                                                                   11
     (l)   Product Warranty                                                             11
     (m)   Product Liability                                                            11
     (n)   Employees                                                                    12
     (o)   Employee Benefits                                                            12
     (p)   Guaranties                                                                   14
     (q)   Environment, Health and Safety                                               14
     (r)   Disclosure                                                                   15
     (s)   Opinion of Financial Advisor                                                 15

4.   Representations and Warranties of the Buyer and the Transitory Subsidiary          15
     (a)   Organization                                                                 15
     (b)   Financing                                                                    16
     (c)   Authorization of Transaction                                                 16
     (d)   Noncontravention                                                             16
     (e)   Brokers' Fees                                                                17
     (f)   Disclosure                                                                   17
     (g)   Litigation                                                                   17


     (h)   Solvency                                                                     17
     (i)   Undertaking                                                                  17

5.   Covenants                                                                          18
     (a)   General                                                                      18
     (b)   Notices and Consents                                                         18
     (c)   Regulatory Matters and Approvals                                             18
     (d)   Financing                                                                    19
     (e)   Operation of Business                                                        20
     (f)   Access                                                                       21
     (g)   Notice of Developments                                                       21
     (h)   Exclusivity                                                                  21
     (i)   Insurance and Indemnification                                                21
     (j)   Target Stock Options                                                         22
     (k)   Deferred Compensation Shares                                                 22

6.   Conditions to Obligation to Close                                                  23
     (a)   Conditions to Each Party's Obligation To Effect the Merger                   23
     (b)   Conditions to Obligation of the Buyer and the Transitory Subsidiary          23
     (c)   Conditions to Obligation of the Target                                       25

7.   Termination                                                                        26
     (a)   Termination of Agreement                                                     26
     (b)   Effect of Termination                                                        28

8.   Miscellaneous                                                                      28
     (a)   Survival                                                                     28
     (b)   Press Releases and Public Announcements                                      28
     (c)   No Third Party Beneficiaries                                                 28
     (d)   Entire Agreement                                                             28
     (e)   Successors and Assignment                                                    28
     (f)   Counterparts                                                                 29
     (g)   Headings                                                                     29
     (h)   Notices                                                                      29
     (i)   Governing Law                                                                30
     (j)   Amendments and Waivers                                                       30
     (k)   Severability                                                                 30
     (l)   Expenses                                                                     30
     (m)   Construction                                                                 30
     (n)   Incorporation of Exhibits and Schedules                                      30

                               LIST OF EXHIBITS

Exhibit A - Certificate of Merger
Exhibit B - Permitted Investments for Payment Fund
Exhibit C - Legal Opinion of Counsel to the Target
Exhibit D - Legal Opinion of Counsel to the Buyer

                          MERGER PURCHASE AGREEMENT

     THIS MERGER PURCHASE AGREEMENT ("Agreement") is entered into as of October 29, 1996 among AM INTERNATIONAL, INC., a Delaware corporation (the "Target"), 8044 ACQUISITION, INC., a Delaware corporation (the "Buyer"), and 8044 ACQUISITION SUB INC., a Delaware corporation and a wholly-owned Subsidiary of the Buyer (the "Transitory Subsidiary"). The Buyer, the Transitory Subsidiary and the Target are individually referred to as a "Party" and collectively as the "Parties."


                                R E C I T A L S:

     This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Target for cash through a reverse subsidiary merger of the Transitory Subsidiary with and into the Target.

     Now, therefore, in consideration of the premises and the mutual covenants and undertakings contained hereinafter, and the Parties agree as follows.

     1. Definitions.

     Unless the context otherwise requires, capitalized terms used in this Agreement shall have the respective meanings ascribed to them in this Section 1.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer-owned Share" means any Target Share that the Buyer or the Transitory Subsidiary owns of record or beneficially.

     "Certificate of Merger" has the meaning set forth in Section  below.

     "Certificates" has the meaning set forth in Section 2(e) below.

     "Closing" has the meaning set forth in Section 2(e) below.

     "Closing Date" has the meaning set forth in Section 2(b) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already available to the public or generally known in the businesses in which the Target and its Subsidiaries are engaged.

     "Confidentiality Agreement" has the meaning set forth in Section 5(f) below.

     "Controlled Group of Corporations" has the meaning set forth in Section 1563 of the Code.

     "Deferred Compensation Consideration" has the meaning set forth in Section 5(k) below.

     "Deferred Compensation Shares" has the meaning set forth in Section 3(b) below.

     "Definitive Financing Agreements" has the meaning set forth in Section 5(d) below.

     "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

     "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Dissenting Share" means any Target Share held of record by a stockholder who or which has exercised his or its appraisal rights under the Delaware General Corporation Law.

     "Effective Time" has the meaning set forth in Section 3 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fairness Opinion" has the meaning set forth in Section 3(s) below.

     "Financing Commitments" has the meaning set forth in Section 5(d) below.

     "Financing Proposals" has the meaning set forth in Section 4(b) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Indemnified Parties" has the meaning set forth in Section 5(i) below.

     "Knowledge" means, with respect to Target, the actual knowledge of Jerome Brady, Thomas Rooney, Gregory Knipp, David Rutherford and Steven Andrews after reasonable investigation (unless stated otherwise).

     "Merger" has the meaning set forth in Section  below.

     "Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

     "1996 10-K" has the meaning set forth in Section 3(e) below.

     "Option Consideration" has the meaning set forth in Section 5(j) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" and "Parties" have the respective meanings set forth in the preface above.

     "Paying Agent" has the meaning set forth in Section 2(e) below.

     "Payment Fund" has the meaning set forth in Section 2(e) below.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "Public Reports" has the meaning set forth in Section 3(e) below.

     "Requisite Stockholder Approval" means the affirmative vote of the holders of a majority of the outstanding Target Shares entitled to vote thereon in respect of this Agreement and the Merger.

     "SEC" means the Securities and Exchange Commission.

     "SEC Filings" has the meaning set forth in Section 5(c)(i) below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, excepting only (a) mechanic's, materialman's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Solvency Opinion" has the meaning set forth in Section 6(a)(iv) below.

     "Special Meeting" has the meaning set forth in Section 5(c)(ii) below.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of securities entitled to vote generally in the election of directors sufficient to elect a majority of the directors.

     "Surviving Corporation" has the meaning set forth in Section 2(a) below.

     "Target" has the meaning set forth in the preface above.

     "Target Preferred Stock" has the meaning set forth in Section 3(b) below.

     "Target Share" means any share of the Common Stock, $.01 par value per share, of the Target.

     "Target Stock Options" has the meaning set forth in Section 3(b) below.

     "Target Stockholder" means any Person who or which is a holder of record of any Target Shares.

     "Third Party Offer" has the meaning set forth in Section 5(h) below.

     "Transitory Subsidiary" has the meaning set forth in the preface above.

     2.  Basic Transaction.

     (a) The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Target (the "Merger") at the Effective Time. The Target shall be the corporation surviving the Merger (in this capacity, the "Surviving Corporation").

     (b) The Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza,
Chicago, Illinois 60603, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions set forth in Section 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine in writing (the "Closing Date").

     (c)  Actions at the Closing and on the Closing Date.  At the Closing,
(i) the Target will deliver to the Buyer and the Transitory Subsidiary the certificates, instruments and documents referred to in Section 6(b) below,
(ii) the Buyer and the Transitory Subsidiary will deliver to the Target the certificates, instruments and documents referred to in Section 6(c) below. On the Closing Date, (i) the Target and the Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), and (ii) the Buyer will deliver the Payment Fund to the Paying Agent in the manner provided below in this Section .

     (d)  Effect of Merger.

          (i) General. The Merger shall become effective at the time (or at such later time as the Parties shall agree and specify in the Certificate of Merger) (the "Effective Time") the Target and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in the Delaware General Corporation Law. Subject to the terms and conditions of this Agreement, the Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

          (ii)  Certificate of Incorporation.  The Certificate of
      Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time except that the name of the Surviving Corporation will be changed to "Multigraphics, Inc.". Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Bylaws of the Transitory

      Subsidiary immediately prior to the Effective Time except that the name of the Surviving Corporation will be changed to "Multigraphics, Inc.".

           (iv) Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office). The officers of the Target shall, subject to Section 6(b)(vii) hereof, become the officers of the Surviving Corporation at and as of the Effective Time.

           (v)  Conversion of Target Shares.  At and as of the Effective Time,
      (A) each Target Share then issued and outstanding (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive an amount equal to Five Dollars ($5.00) in cash (without interest) (the "Merger Consideration") (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto to the extent provided by, and in accordance with, the provisions of the Delaware General Corporation Law, and (C) each Buyer-owned Share shall be canceled; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. After the Effective Time, no Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section .

           (vi) Conversion of Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, each share of Common Stock, $.01 par value per share, of the Transitory Subsidiary shall be converted into one share of Common Stock, $.01 par value per share, of the Surviving Corporation.

      (e)  Procedure for Payment.

           (i) Immediately after the Effective Time, (A) the Buyer will deposit with a commercial bank or such other Person as shall be reasonably acceptable to the Target (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying
      Agent to make full payment of the Merger Consideration to the holders of record immediately prior to the Effective Time of all of the outstanding Target Shares (other than any Dissenting Shares and Buyer-owned Shares) and (B) the Buyer will cause the Paying Agent to mail a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates") which represented his or its Target Shares shall pass only upon actual delivery thereof to the Paying Agent and shall contain instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration). Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, into which the Target Shares theretofore represented by such Certificate shall have been converted at the Effective Time pursuant to Section 2(d)(v); and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Shares that is not registered in the transfer records of the Surviving Corporation, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by Section 2(e)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Target Shares theretofore represented by such Certificate shall have been converted at the Effective Time pursuant to this Section 2(d)(v). No interest will accrue or be paid to the holder of any outstanding Target Shares.

      In the event a Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Surviving Corporation, upon the posting by such person of a bond in such amount as Buyer or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate and upon such person's compliance with the other requirements set forth in this Section 2(e)(i), the Paying Agent will issue in respect of such lost, stolen or destroyed Certificate, the Merger Consideration to be received by virtue of the Merger with respect to the Target Shares represented thereby.

           (ii) The Buyer may cause the Paying Agent to invest the Payment Fund in one or more of the permitted investments set forth on Exhibit B attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Buyer will deposit promptly with the Paying Agent any portion of the Payment Fund which is lost through investments.

           (iii) The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining one hundred eighty (180) days after the Effective Time, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

           (iv)   The Buyer shall pay all charges and expenses of the Paying
      Agent.

     (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.


     3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section ), except as set forth in the disclosure schedule delivered by the Target simultaneously with the execution and delivery of this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 3.

     (a)  Organization, Qualification, and Corporate Power.  Each of the
Target and its Subsidiaries is a corporation duly organized, validly existing and in good standing (or the local law equivalent) under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing (or the local law equivalent) under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     (b) Capitalization. The entire authorized capital stock of the Target consists of 40,000,000 Target Shares and 10,000,000 shares of Preferred Stock, $.01 par value per share ("Target Preferred Stock"). As of the date hereof, 7,010,000 Target Shares are issued and outstanding and 1,579 Target Shares are held in treasury. As of the date hereof, no shares of Target Preferred Stock are outstanding. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid and non-assessable. Other than the Target's EICP deferred compensation awards ("Deferred Compensation Shares") described in the Disclosure Schedule and as set forth in the Disclosure Schedule, which sets forth information regarding options to purchase 396,000 Target Shares ("Target Stock Options') issued pursuant to the Target's stock option and similar benefit plans, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

     (c) Authorization of Transaction. The Board of Directors of the Target, at a meeting duly called and held, has duly adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interests of the Target's stockholders and recommending that the Target's stockholders approve and adopt this Agreement and the Merger. The

Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; subject to approval and adoption of this Agreement and the Merger by the Requisite Stockholder Approval. The execution, delivery and performance of this Agreement and the consummation by the Target of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Target and no other corporate proceedings on the part of the Target are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to this Agreement and the Merger, the Requisite Stockholder Approval). This Agreement has been duly executed and delivered by the Target and, assuming this Agreement constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, constitutes a valid and binding obligation of the Target enforceable against the Target in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     (d) Noncontravention. Except as set forth in of the Disclosure Schedule, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act (including the filing with the SEC of Definitive Proxy Materials relating to the Requisite Stockholder Approval), the Hart-Scott-Rodino Act, the laws of the State of Delaware, the laws of other states in which the Target is qualified to do or is doing business and state takeover laws, and except for the Requisite Stockholder Approval and the filing with the Secretary of State of the State of Delaware and the Recorder of Deeds of the applicable county in the State of Delaware of the Certificate of Merger following receipt of the Requisite Stockholder Approval, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (e) Filings with the SEC. Since May 17, 1993, the Target has made all filings with the SEC that it has been required to make under Sections
13(a) and 14(a) of the Securities Exchange Act (collectively, including the Target Annual Report on Form 10-K for the fiscal year ended July 31, 1996 (the "1996 10-K"), the "Public Reports"). At the time filed with the SEC, each of the Public Reports complied in all material respects with the Securities Exchange Act and the applicable rules and regulations of the SEC thereunder.
At the time filed with the SEC, the Public Reports, as of their respective filing dates, did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Target has delivered to the Buyer a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

     (f) Financial Statements. The Target has filed the 1996 10-K with the SEC. The financial statements included in or incorporated by reference into the 1996 10-K (including the related notes and any schedule(s)) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), and present fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations and cash flows of the Target and its Subsidiaries for the indicated periods.

     (g) Events Subsequent to July 31, 1996. Except as disclosed in the Public Reports, since July 31, 1996 there has not been any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole.

     (h) Undisclosed Liabilities. Except as set forth in the Disclosure Schedule, none of the Target and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any material liability for taxes, except for (i) liabilities set forth in the Public Reports or for which reasonable reserves are maintained and (ii) liabilities which have arisen after July 31, 1996 in the Ordinary Course of Business.

     (i) Brokers' Fees. Except as set forth in the Disclosure Schedule, none of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (j) Insurance. Section 3(j) of the Disclosure Schedule sets forth the following information with respect to each insurance policy in effect on the date hereof (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage.

          (i)   the name, address and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

          (iii) the policy number and the period of coverage;

        (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

        (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to the Target's Knowledge: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Merger;
(C) neither any of the Target and its Subsidiaries nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered since May 17, 1993 by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(j) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

    (k) Litigation. Section 3(k) of the Disclosure Schedule sets forth, as of the date hereof, each instance in which any of the Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or is, to the Target's Knowledge, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Section 3(k) of the Disclosure Schedule is reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole. The Target has no reason to believe that any action, suit, proceeding, hearing or investigation that could reasonably be expected to result in any such material adverse change may be brought or threatened against any of the Target and its Subsidiaries.

    (l) Product Warranty. Except as set forth in the Disclosure Schedule, none of the Target and its Subsidiaries has any liabilities in excess of the liabilities set forth in the Public Reports or for which reasonable reserves are maintained for any guaranty, warranty or other indemnity arising from products manufactured, sold, leased or delivered by any of the Target and its Subsidiaries, except for (i) liabilities which are not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole, and (ii) liabilities which have arisen after July 31, 1996 in the Ordinary Course of Business.


    (m) Product Liability. Except as reserved for in the financial statements contained in the 1996 10-K, to the Target's Knowledge, none of the Target and its Subsidiaries has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivery by any of the Target and its Subsidiaries except for any such liabilities which are not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole.

     (n) Employees. Except as set forth in the Disclosure Schedule, to Target's Knowledge, no executive, key employee or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries other than such terminations, the effect of which is not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole. None of the employees of Target or its Subsidiaries are subject to any collective bargaining agreement. Since May 17, 1993, none of the Target and its Subsidiaries has committed any unfair labor practice (as such term is defined in Federal labor law) or experienced any strikes, claims of unfair labor practices or other collective bargaining disputes, except for any such practices, strikes, claims or disputes which are not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole. The Target has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

     (o)  Employee Benefits.

          (i) Section 3(o) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which any of the Target and its Subsidiaries contributes.

              (A) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) substantially complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable laws.

              (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of
            Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have materially been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

              (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due prior to the date of this Agreement have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions which are due for any period ending on or before the Closing Date will have been paid on or before the Closing Date to each such Employee Pension Benefit Plan or will have been accrued in accordance with the past custom and practice of the Target and its Subsidiaries. All premiums or other payments which are due for all periods ending on or before the Closing Date will have been paid on or before the Closing Date with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                 (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan substantially meets the requirements of a "qualified plan" under Code Section 401(a) and has received a favorable determination letter form the Internal Revenue Service or has pending an application for a determination letter which was timely filed.

                 (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any multiemployer plan) equals or exceeds (or does not fail by an amount which is material to the Target to equal or exceed) the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                  (F) The Target has delivered to the Buyer correct and complete copies of the plan documents and summary plan description, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

            (ii) With respect to each Employee Benefit Plan that any of the Target, its Subsidiaries and the Controlled Group of Corporations which includes the Target and its Subsidiaries maintains or ever has maintained, within the seven years ending on the Closing Date, or to which any of them contributes, contributed within the seven years ending on the Closing Date, or ever has been required to contribute, within the seven years ending on the Closing Date.

                  (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC (except for Reportable Events for which PBGC has waived the 30 day notice requirement). No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Target's Knowledge, threatened.

                  (B) There have been no prohibited transactions (as defined in ERISA Section 406 and Code Section 4975) with respect to any such Employee Benefit Plan. No Fiduciary (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Target's Knowledge, threatened. The Target has no Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

                   (C) None of the Target and its Subsidiaries has incurred, and the Target and has no reason to expect that any of the Target and its Subsidiaries will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

            (iii) None of the Target, its Subsidiaries and the other members of the Controlled Group of Corporations that includes the Target and its Subsidiaries contributes to, has, within the seven years ending on the Closing Date, contributed to, or been required to contribute to any multiemployer plan or has any liability (including withdrawal liability) under any multiemployer plan.

             (iv) None of the Target and its Subsidiaries contributes or is required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

      (p) Guaranties. Except as set forth in the Disclosure Schedule or the Public Reports, none of the Target and its Subsidiaries is a guarantor or otherwise is liable for any material liability or obligation (including indebtedness) of any other Person.

      (q)    Environment, Health and Safety.

             (i) Each of the Target and its Subsidiaries are in compliance in all material respects with all Environmental, Health and Safety
      Laws. Without limiting the generality of the preceding sentence, each of the Target and its Subsidiaries has obtained and since May 17, 1993 been in compliance in all material respects with the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws.

             (ii) To the Target's Knowledge, none of the Target and its Subsidiaries has any material liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Law.

                (iii) To the Target's Knowledge, all properties and equipment used in the business of the Target and its Subsidiaries have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended) except for such uses, the effect of which is not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole.

      (r) Disclosure. The Definitive Proxy Materials will comply in all material respects with the Securities Exchange Act and the applicable rules and regulations thereunder. None of the information that the Target will supply that is included in the Definitive Proxy Materials will, at the time the Definitive Proxy Materials are first mailed to the Target's stockholders or at the time of the Special Meeting, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Target makes no representation or warranty with respect to any information that the Buyer and the Transitory Subsidiary supply that is included in the Definitive Proxy Materials.

      (s) Opinion of Financial Advisor. The Target has received the opinion of Bear Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Target (other than the Buyer and its affiliates) (the "Fairness Opinion"), and the Fairness Opinion has not been withdrawn.

      4. Representations and Warranties of the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule delivered by the Buyer simultaneously with the execution and delivery of this Agreement and initialed by the Parties. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Section 4.

     (a) Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer and the Transitory Subsidiary were each formed solely for the purpose of engaging in the transactions contemplated hereby, have engaged in no other business activities and have conducted their operations only as contemplated hereby.

     (b) Financing. The Buyer has furnished to the Target correct and complete copies of a written proposal or proposals from third parties (the "Financing Proposals") proposing to provide the Buyer and the Transitory Subsidiary with all of the financing necessary to purchase all of the Target Shares pursuant to the Merger, pay all fees and expenses related to the transactions contemplated by this Agreement and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing. As of the date hereof, the Buyer and the Transitory Subsidiary, in the aggregate, have valid and binding cash and funding undertakings (copies of which have been delivered to the Target) of at least $2.0 million and equity (assuming the funding undertakings are performed) of at least $2.0 million. At the Closing Date, the Buyer and the Transitory Subsidiary, in the aggregate, will have equity of at least $2.0 million.

     (c) Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Buyer and the Transitory Subsidiary and the consummation by the Buyer and the Transitory Subsidiary of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary and no other corporate proceedings on the part of the Buyer and the Transitory Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated. No further vote of the Buyer's stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and the Transitory Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of the Target, constitutes a valid and binding obligation of each of the Buyer and the Transitory Subsidiary enforceable against the Buyer and the Transitory Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     (d) Noncontravention. Except as set forth in the Disclosure Schedule, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act (including the filing with the SEC of the Definitive Proxy Materials relating to the Requisite Stockholder Approval), the Hart-Scott-Rodino Act, the laws of the State of Delaware, the laws of other states in which the Target is qualified to do or is doing business and state takeover laws, and except for the Requisite Stockholder Approval and the filing with the Secretary of State of the State of Delaware and the Recorder of Deeds of the applicable county in the State of Delaware of the Certificate of Merger following receipt of the Requisite Stockholder Approval neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the charter or bylaws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (e) Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

     (f) Disclosure.   None of the information that the Buyer and the Transitory
Subsidiary will supply specifically for use in the Definitive Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

     (g) Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Buyer and the Transitory Subsidiary, threatened against Buyer or any of its Subsidiaries that could reasonably be expected to prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither the Buyer nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the Merger.

     (h)  Solvency.  Assuming that the representations and warranties in
Section 3 above are true and correct as of the Effective Time, (i) the Surviving Corporation and its Subsidiaries will be solvent on the date of the Effective Time, (ii) neither the Surviving Corporation nor any of its Subsidiaries will become insolvent as a result of the Merger and the payment of the Merger Consideration, (iii) at the time of the payment of the Merger Consideration, the Surviving Corporation will not be engaged in a business or transaction, or about to engage in a business or transaction, for which the property remaining with the Surviving Corporation constitutes an unreasonably small capital and (iv) the Surviving Corporation does not, and at the time of the payment of the Merger Consideration will not, intend to incur, or believe that it would incur, debts that would be beyond its ability to pay as such debts mature.

     (i) Undertaking. The Buyer and the Transitory Subsidiary have received an Undertaking dated the date hereof from PM Delaware Inc. and Pacholder
Associates Inc. relating to a covenant and undertaking to invest in, or otherwise provide equity contributions or funds in the form of equity for, the Buyer and the Transitory Subsidiary in an amount equal to Two Million Dollars ($2,000,000). A correct and complete copy of such Undertaking has been delivered by the Buyer to the Target. Each of PM Delaware Inc. and Pacholder Associates Inc. has full power and authority (including full corporate power and authority) to execute and deliver the Undertaking and to perform its obligations thereunder. The execution, delivery and performance of the Undertaking by PM Delaware Inc. and Pacholder Associates Inc. of the
Undertaking have been duly authorized by all necessary corporate action on the part of PM Delaware Inc. and Pacholder Associates Inc. The Undertaking has been duly executed and delivered by PM Delaware Inc. and Pacholder Associates Inc. and constitutes a valid and binding obligation of each of PM Delaware Inc. and Pacholder Associates Inc. enforceable against each of PM Delaware Inc. and Pacholder Associates Inc. in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     (b) Notices and Consents. The Target will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section (d) above.

     (c) Regulatory Matters and Approvals. Each of the Parties will (and the Target will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

          (i) Securities Exchange Act. The Parties will promptly after the execution of this Agreement prepare and file with the SEC preliminary proxy materials and any other statements or filings required under the Securities Exchange Act relating to the Special Meeting and the
      transactions contemplated hereunder (the "SEC Filings").   The Target
      will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable. The Buyer and the Transitory Subsidiary will provide the Target, and the Target will provide the Buyer and the Transitory Subsidiary, with whatever information and assistance in connection with the SEC Filings that Target, the Buyer or the Transitory Subsidiary reasonably may request. Each of the Target, the Buyer and the Transitory Subsidiary shall correct promptly any information specifically provided by it which is included in the Definitive Proxy Materials and SEC Filings which shall have become false or misleading in any material respect.
      Each of the Target, the Buyer and the Transitory Subsidiary shall take all steps necessary to file or to cause to be filed with the SEC and have cleared by the SEC any amendment or supplement to the Definitive Proxy Materials so as to correct the same and to cause the Definitive Proxy Materials as so corrected to be disseminated to the Target Stockholders, in each case as and to the extent required by applicable law.

          (ii) Delaware General Corporation Law. The Target will call a special meeting of its stockholders (the "Special Meeting"), as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. The Target will mail the Definitive Proxy Materials to its stockholders as soon as reasonably practicable after clearance thereof by the SEC. The Target shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and approval of the Merger and shall not withdraw such recommendation; provided, however, that Target's Board of Directors shall not be required to make and shall be entitled to withdraw such recommendation if Target's Board of Directors reasonably concludes in good faith after consultation with, and based on the advice of, its outside counsel, that the making of or the failure to withdraw, such recommendation would be inconsistent with the fiduciary obligations of Target's Board of Directors under applicable law.

           (iii) Hart-Scott-Rodino Act. If required, each of the Parties will file (and the Target will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain (and the Target will cause each of its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Target will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

      (d) Financing. During the thirty (30) day period beginning on the date this Agreement is executed and delivered by all Parties hereto, the Buyer and the Transitory Subsidiary shall use their reasonable best efforts to obtain a written commitment or commitments from third parties (the "Financing Commitments") committing, subject only to customary closing conditions, to provide the Buyer and the Transitory Subsidiary with all of the financing necessary to purchase all of the Target Shares pursuant to the Merger, pay all fees and expenses related to the transactions contemplated by this Agreement and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing. The Buyer shall furnish correct and complete copies of the Financing Commitments to the Target no later than November 29, 1996. Thereafter, the Buyer and the Transitory Subsidiary will use their reasonable best efforts to enter into definitive agreements (the "Definitive Financing Agreements") as soon as reasonably practicable on terms and conditions substantially in accordance with the Financing Commitments. The Buyer will furnish correct and complete copies of the Definitive Financing Agreements to the Target. In the event any or all of the financing becomes unavailable for any reason, the Buyer will use its reasonable best efforts to obtain replacement financing on substantially equivalent terms and conditions from alternative sources. Any provision of this Agreement to the contrary notwithstanding, the Target will not have any obligation to mail the Definitive Proxy Materials to its stockholders until the Buyer has delivered copies of the Definitive Financing Agreements to the Target.

      (e) Operation of Business. The Target will (and will cause its Subsidiaries to) engage only in practices, and only take actions, or enter into transactions in the Ordinary Course of Business. During the period from the date of this Agreement through the Effective Time, the Target will not (and will not cause or permit any of its Subsidiaries to) do any of the following without, in each instance, the prior written consent of the Buyer (which consent shall not be withheld unreasonably):

           (i) none of the Target and its Subsidiaries will authorize or effect any change in its charter or bylaws;

           (ii) none of the Target and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

           (iii) none of the Target and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

           (iv) none of the Target and its Subsidiaries will issue any note, bond, or other debt security or, other than in the Ordinary Course of Business, create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;

           (v) none of the Target and its Subsidiaries will impose (or permit or cause to be imposed) any Security Interest upon any of its assets outside the Ordinary Course of Business;

           (vi) none of the Target and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

           (vii) none of the Target and its Subsidiaries will make any change in employment terms, policies or practices for any of its directors or officers or make any change in employment terms, policies or practices for its non-officer employees outside the Ordinary Course of Business;

           (viii) none of the Target and its Subsidiaries will commit to any of the foregoing.

Notwithstanding anything to the contrary elsewhere in this Section 5(e), the Target shall be permitted to take the action set forth in the Disclosure Schedule and such action shall not constitute a breach of this Agreement.

     (f) Access. The Target will (and will cause each of its Subsidiaries to) permit representatives of the Buyer to have reasonable access at reasonable times upon reasonable notice to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. All information obtained by the Buyer or the Transitory Subsidiary pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement dated January 3, 1996 between Bear, Stearns & Co. Inc., on behalf of the Target, and Winton Associates, Inc. (the "Confidentiality Agreement"). Each of the Target, the Buyer and the Transitory Subsidiary hereby expressly affirms the terms of, and acknowledges that it is bound by such Confidentiality Agreement and agrees and acknowledges that such terms and the Confidentiality Agreement shall survive the termination of this Agreement.

     (g) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section
4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (h) Exclusivity. The Target will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to a tender or exchange offer, a merger, consolidation or other business combination involving the Target or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or substantial portion of the assets of, the Target or any of its Subsidiaries (a "Third Party Offer")); provided, however, that the Target, its Subsidiaries, and their directors and officers may engage in discussions or negotiations with, or furnish information concerning the Target and its properties, assets and business to any Person which makes a Third Party Offer if the Board of Directors of the Target reasonably concludes in good faith after consultation with, and based on the advice of, its outside counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further, that notwithstanding anything to the contrary herein contained, the Board of Directors of the Target may take and disclose to the Target's stockholders a position contemplated by Rule 14e-2 promulgated under the Securities Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith and such actions shall not be considered a breach of this Section 5(h) or any other provision of this Agreement. The Target shall promptly (but in no case later than 48 hours) notify the Buyer (i) of the receipt of any Third Party Offer (providing the Buyer with a summary of the material terms thereof) or (ii) of a decision by the Target to engage in discussions or negotiations with, or furnish information concerning the Target or its properties, assets or business to, any Person.

     (i) Insurance and Indemnification. The Buyer will provide each individual who served as a director or officer of the Target at any time prior to the Effective Time with liability insurance providing coverage for events occurring at or prior to the Effective Time for a period of six (6) years after the Effective Time no less favorable in coverage and amount that the insurance in effect immediately prior to the Effective Time.

     The charter and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of the Target on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of Persons who at any time prior to the Effective Time were prospective indemnitees under the Certificate of Incorporation or Bylaws of the Target in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

     From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, agents and employees of the Target and its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Buyer and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such Person is or was such an officer, director, agent or employee of the Target or any Subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the laws of the State of Delaware (and, from and after the Effective Time, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by the laws of the State of Delaware).

     (j) Target Stock Options. On the Closing Date and in accordance with the Target's 1994 Long-Term Incentive Plan, each holder of a then outstanding Target Stock Option, whether or not then exercisable, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Target Stock Option to the Target and shall receive from the Target for each Target Share subject to such Target Stock Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Target Share exercise price of such Target Stock Option (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration, the related Target Stock Option shall be automatically canceled.

     (k) Deferred Compensation Shares. On the Closing Date, each holder of a Deferred Compensation Share, whether or not then vested, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Deferred Compensation Share to the Target and shall receive from the Target for each Deferred Compensation Share an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration (such amount being hereinafter referred to as the "Deferred Compensation Consideration"). Upon receipt of the Deferred Compensation Consideration, the related Deferred Compensation Share shall be automatically canceled. Prior to the Closing Date, the Target shall obtain all necessary consents or releases from holders of Deferred Compensation Shares and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 5(k) (except for such action that may require the approval of the Target's stockholders).

     (l) Buyer and Transitory Subsidiary Equity. The Buyer and the Transitory Subsidiary shall take such actions as may be necessary to ensure that the Buyer and the Transitory Subsidiary shall, in the aggregate, have at least $2.0 million in equity at the Closing Date.

     6.   Conditions to Obligation to Close.

     (a) Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (i)   the Requisite Stockholder Approval shall have been obtained;

          (ii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

          (iii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

          (iv) each of the Parties shall have received a solvency opinion (the "Solvency Opinion") from a nationally recognized valuation firm reasonably acceptable to each of the Parties, dated the date of the Effective Time, in a form reasonably acceptable to each of the Parties; and

          (v) There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any governmental entity as a result of this Agreement or any of the transactions contemplated hereby which, if such governmental entity were to prevail, would reasonably be expected to prevent the consummation of the Merger or have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole.

      (b) Conditions to Obligation of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to satisfaction of the following conditions:

           (i) the Target and its Subsidiaries shall have procured all of the third party consents specified on the date of this Agreement pursuant to Section 5(b) above;

           (ii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects) at and as of the Closing Date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date);

           (iii) the Target shall have performed and complied with all of its covenants hereunder required to be performed or complied with on or prior to the Closing Date in all material respects through the Closing;

           (iv) since the date of this Agreement, there shall not have been or occurred any material adverse change in the business, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole, other than changes relating to the Target's industry or the economy in general and not specifically related to the Target and its Subsidiaries. Each of the Buyer and the Transitory Subsidiary acknowledges that there may be disruptions to the Target's business as a result of the announcement of the Merger and any changes primarily attributable to the announcement of the Merger shall not constitute a material adverse change;

           (v) the Target shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

           (vi) the Buyer and the Transitory Subsidiary shall have received from counsel to the Target an opinion in form and substance substantially as set forth in Exhibit C attached hereto, addressed to the Buyer and the Transitory Subsidiary, and dated as of the Closing Date;

           (vii) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Closing, of each director of the Target and of each of the officers of the Target and its Subsidiaries set forth in Paragraph 6(b)(vii) of the Disclosure Schedule delivered by Buyer to the Target;

           (viii) all Target Stock Options and all Deferred Compensation Shares shall have been canceled; and

           (ix) the Target shall have furnished to the Buyer and the Transitory Subsidiary such other customary documents, certificates or instruments as Buyer may reasonably request evidencing compliance by the Target with the terms of this Agreement.

           The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

      (c) Conditions to Obligation of the Target. The obligation of the Target to consummate the Merger is subject to satisfaction of the following conditions:

           (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects), at and as of the Closing Date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date);

           (ii) each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder required to be performed or complied with on or prior to the Closing Date in all material respects through the Closing;

           (iii) the Buyer, the Transitory Subsidiary and the other parties thereto shall have executed and delivered the Definitive Financing Statements;

           (iv) each of the Buyer and the Transitory Subsidiary shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(c)(i)-(iii) and is satisfied in all respects;

           (v)   the Fairness Opinion shall not have been withdrawn;

           (vi) the Target shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in form and substance substantially as set forth in Exhibit D attached hereto, addressed to the Target, and dated as of the Closing Date; and

           (vii) the Buyer and the Transitory Subsidiary shall have furnished to the Target such other customary documents, certificates or instruments as Target may reasonably request evidencing compliance by the Buyer and the Transitory Subsidiary with the terms of this Agreement.

           The Target may waive any condition specified in this Section 6(c) if it executes a writing so stating at or prior to the Closing.

      (d) Notwithstanding anything contained herein but subject to Section 7(a)(vii), no condition involving performance of covenants, the accuracy of the representations and warranties as of the Closing Date or the furnishing of officers' certificates or legal opinions shall be deemed not fulfilled, and the party to whom such condition runs shall not be entitled to terminate this Agreement on such basis, if the respects in which such covenants have not been performed, or the representations and warranties are untrue, or the certificates or opinions do not conform to what is prescribed by this Agreement, in the aggregate, are not materially adverse to the business, financial condition, operations or results of operations of the Target (including the Surviving Corporation) and its Subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby, provided, however, that the foregoing shall not constitute a waiver of any other rights a party may have in such circumstances.

     7. Termination.

     (a) Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Requisite Stockholder Approval) by:

           (i)   the Parties by mutual written consent;

           (ii) the Buyer and the Transitory Subsidiary by giving written notice to the Target (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 1997, unless the failure to consummate the Merger results from the failure to satisfy conditions set forth in Section 6(c)(i)-(iii);

           (iii) the Target by giving written notice to the Buyer and the Transitory Subsidiary (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 1997, unless the failure to consummate the Merger results from the failure to satisfy the conditions set forth in Section 6(b)(ii)-(iii);

           (iv)  the Target, if notwithstanding the Target's compliance with
      Section 5(h) hereof, the Target receives and accepts prior to the Closing Date a Third Party Offer; provided, however, that, in the event of such acceptance of a Third Party Offer the Target shall immediately pay to the Buyer the sum of the Expenses and One Million and 00/100 Dollars ($1,000,000.00) as liquidated damages and not as a penalty, any
      such payment to be made in immediately    available funds;

           (iv)  the Target or the Buyer notwithstanding the Target's
      compliance with   Section 5(h) hereof, if the Target's Board of Directors
      prior to the Closing Date withdraws its recommendation to the Target's stockholders of this Agreement and the Merger; provided, however, that in the event of such withdrawal the Target shall immediately pay to the Buyer the Expenses; in addition, if within twelve (12) months after such termination, the Target shall consummate a Third Party Offer, the Target shall pay the Buyer the additional sum of One Million and 00/100 Dollars ($1,000,000.00), as liquidated damages and not as a penalty, any such payment to be made in immediately available funds;

           (vi) any Party by giving written notice to the other Parties (A) at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval or (B) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

           (vii) any Party by giving written notice to the other Parties at any time during the period commencing November 29, 1996 through 5:00 p.m., Chicago time, Friday, December 6, 1996 in the event Buyer and the Transitory Subsidiary shall not have entered into the Financing Commitments or the Buyer shall not have furnished copies of the Financing Commitments to Target in accordance with Section 5(d) (except to the extent that such failure to obtain and enter into the Financing Commitments is materially attributable to a breach by Target of any warranty or representation herein or any material adverse change after October 29, 1996 in the business financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole, in which event the liquidated damages provisions in the following provisos shall be inapplicable); provided, however, that in the event the Buyer and the Transitory Subsidiary (or either of them) shall be the Party giving the notice of termination, the notice of termination shall not be effective unless the Buyer and the Transitory Subsidiary shall concurrently with such notice of termination (or in any event no later than 5:00 p.m., Chicago time, Friday, December 6, 1996) pay to the Target the sum of Five Hundred Thousand and 00/100 Dollars ($500,000) as liquidated damages and not as a penalty, any such payment to be made in immediately available funds; provided, further, that in the event the Target shall be the Party giving the notice of termination, the Buyer and the Transitory Subsidiary shall within two (2) business days after receipt of such notice of termination, pay to the Target the sum of Five Hundred Thousand and 00/100 Dollars ($500,000) as liquidated damages and not as a penalty, any such payment to be made in immediately available funds.

      "Expenses" shall mean documented out-of-pocket fees and expenses of the Buyer and the Transitory Subsidiary: (i) up to an aggregate One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) incurred or paid after the date hereof but prior to any termination of this Agreement if the termination occurs prior to the time that the Buyer and/or the Transitory Subsidiary pay fees to third parties with respect to the Financing Commitments; and (ii) up to an aggregate of Three Hundred Seventy Five Thousand and 00/100 Dollars ($375,000.00) incurred or paid after the date hereof but prior to any termination of this Agreement if the termination occurs after the time that the Buyer and/or the Transitory Subsidiary pay fees to third parties with respect to the Financing Commitments, in the case of each of (i) and (ii), in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to the Buyer or the Transitory Subsidiary. In no event shall more than one termination fee be payable.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach or as set forth in Section 7(a)); provided, however, that Section 3(i), the last sentence of
Section 4(b), Section 4(e), the confidentiality provisions contained in Section 5(f), Section 5(l), this Section 7(b) and Section 8 shall survive any such termination.

      8.   Miscellaneous.

     (a) Survival. None of the representations, warranties and covenants of the Parties (other than the provisions in Section 2 above concerning payment of the Merger Consideration, the provisions in Section 5(i) above concerning insurance and indemnification and any covenant which by its terms contemplates performance after the Effective Time) will survive the Effective Time.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or by any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of, and shall be enforceable by the Target Stockholders, their heirs and their respective legal representatives and (ii) the provisions in Section 5(i), Section 5(j) and Section 5(k) above are intended for the benefit of, and shall be enforceable by the individuals specified therein and their heirs and their respective legal representatives and, with respect to the foregoing clauses (i) and (ii), shall be binding on the Buyer, the Transitory Subsidiary, the Surviving Corporation, their respective Subsidiaries and their respective successors and assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties provided, however, that the Buyer may assign its rights hereunder to an affiliated entity without the prior written consent of the Target provided Buyer executes a written guarantee of the obligations of any such assignee in a form reasonably acceptable to Target.

     (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be addressed to the intended recipient as set forth below:


  If to the Target:        AM International, Inc.
                           9899 West Higgins
                           Suite 900
                           Rosemont, Illinois  60018
                           Attention:  Steven R. Andrews
                                   Vice President, General Counsel & Secretary

  With a required          SIDLEY & AUSTIN
  copy to:                 One First National Plaza
                           Chicago, Illinois  60603
                           Attention:  Jim L. Kaput, Esq.

  If to the Buyer          c/o Pacholder Associates, Inc.
  or the Transitory        8044 Montgomery Road
  Subsidiary:              Suite 382
                           Cincinnati, Ohio  45236
                           Attention:  James P. Shanahan, Jr.

  Copy to:                 KEATING, MUETHING & KLEKAMP
                           1800 Provident Tower
                           One East Fourth Street
                           Cincinnati, Ohio  45202
                           Attention:  J. David Rosenberg, Esq.

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy, telex, registered mail, certified mail, ordinary mail, or electronic mail, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or result in the application of the laws of any jurisdiction other than the State of Delaware.

     (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; provided, however, that any amendment effected subsequent to obtaining the Requisite Stockholder Approval will be subject to the restrictions contained in the Delaware General Corporation Law; provided, further, that any decrease in the Merger Consideration per Target Share shall be submitted to the Target's stockholders for approval. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

     (n)  Incorporation of Exhibits and Schedules.    The Exhibits and Schedules
identified in this Agreement are incorporated herein by reference and made a part hereof.


                                   * * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

                                 AM INTERNATIONAL, INC.


                                 By: /s/ Jerome D. Brady
                                    ----------------------------
                                    Name:  Jerome D. Brady
                                    Title: Chairman, CEO and President

                                 8044 ACQUISITION INC.


                                 By: /s/ James P. Shanahan, Jr.
                                    -----------------------------
                                    Name:  James P. Shanahan, Jr.
                                    Title: Treasurer

                                 8044 ACQUISITION SUB INC.


                                 By: /s/ James P. Shanahan, Jr.
                                    -----------------------------
                                    Name:  James P. Shanahan, Jr.
                                    Title: Treasurer